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                                                                                                               Exhibit 11(b)

                                        AMERICAN LIFE GROUP, INC. AND SUBSIDIARIES

                                   COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED (a)

                                       (Dollars in millions, except per share data)




                                                                           Three months      Nine months
                                                           Year ended          ended             ended        Year ended
                                                          December 31,     December 31,      September 30,   December 31,
                                                              1995             1994              1994            1993
                                                              ----             ----              ----            -----
Weighted average primary shares outstanding............    11,487,000       11,299,000        6,766,000        6,784,000
Incremental common equivalent shares:
   Net effect of exercisable stock options (b).........           -                -            334,000          377,000
   Assumed conversion of Series Preferred Stock
   $1 Par (b)..........................................           -                -               -           1,864,000
   Assumed conversion of Convertible Debentures (b)....           -                -               -           1,531,000
                                                           ----------      ------------       ---------      -----------

Weighted average fully diluted shares outstanding......    11,487,000       11,299,000        7,100,000       10,556,000
                                                           ==========       ==========        =========      ===========

Net income for fully diluted earnings per share:

   Net income as reported..............................         $71.1             $5.2             $5.2           $37.3

   Reduction for additional contribution that
     would be required for ESOP debt service,
     less applicable income taxes (b)..................           -                -                 -             ( .3)
   Dividend requirements on Series
     Preferred Stock $1 Par (b)........................           7.7              1.9              1.1              -

   Elimination of interest expense on convertible
     subordinated debentures, less applicable
     income taxes (b)..................................           -                -                 -              2.0
                                                                -----            -----             ----           -----

     Net income for fully diluted earnings per share...         $63.4             $3.3             $4.1           $39.0
                                                                =====            =====             ====           =====

       Net income per fully diluted common share.......         $5.52             $.30             $.58           $3.69
                                                                =====             ====             ====           =====

(a) The number of shares and per share amounts have been restated to give retroactive effect to: (i) the August 8, 1995 one-for-two stock split, and (ii) to the 5 percent stock dividend paid in December 1993.

(b) The effect of the adjustments on the computation of fully diluted earnings per share was antidilutive for the nine months ended September 30, 1994.

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